Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-256931 and 333-253393 on Form S-3 of Kite Realty Group Trust, Registration Statement No. 333-253393-01 on Form S-3 of Kite Realty Group, L.P., and Registration Statement Nos. 333-188436, 333-159219, 333-231582 and 333-260454 on Form S-8 of Kite Realty Group Trust, of our report dated February 17, 2021, relating to the financial statements of Retail Properties of America, Inc., appearing in this Current Report on Form 8-K of Kite Realty Group Trust and Kite Realty Group, L.P. dated November 12, 2021.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 12, 2021